EXECUTION VERSION

CERTIFICATE OF THE DESIGNATIONS, POWERS,
PREFERENCES AND RIGHTS
OF THE
SERIES F CONVERTIBLE PREFERRED STOCK
($0.01 PAR VALUE PER SHARE)

OF

EMPIRE RESORTS, INC.
A DELAWARE CORPORATION

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PURSUANT TO SECTION 151 OF THE
GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

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The undersigned officers of Empire Resorts, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), do hereby certify:

That pursuant to the authority conferred upon the Corporation’s Board of Directors by the Certificate of Incorporation of the Corporation, as amended (the “Certificate of Incorporation”), the Board of Directors authorized the series of preferred stock hereinafter provided for and established the voting powers thereof and has adopted the following resolution creating a series of 1,500 shares of preferred stock designated as “Series F Convertible Preferred Stock”:

RESOLVED, that pursuant to the authority vested in the Board of Directors of this Corporation in accordance with the provisions of its Certificate of Incorporation, a new series of preferred stock of the Corporation is hereby created and designated as Series F Convertible Preferred Stock, $0.01 par value per share (the “Series F Preferred Stock”).

The designation and amount and the voting powers, preferences and relative, participating, optional and other special rights of the shares of Series F Preferred Stock, and the qualifications, limitations or restrictions thereof are as set forth below in this Certificate of Designations, Preferences and Rights of Series F Convertible Preferred Stock (the “Certificate”):

1. DESIGNATIONS AND AMOUNT. One Thousand Five Hundred (1,500) shares of the Preferred Stock of the Corporation, $0.01 par value per share, shall constitute a class of Preferred Stock designated as "Series F Preferred Stock" (the "Series F Preferred Stock"). The Series F Preferred Stock shall be offered for sale at a purchase price of $100,000 per share and shall have a stated value of $100,000 per share (the “Stated Value”).

2. DIVIDENDS. Except for stock dividends or distributions for which adjustments are to be made pursuant to Section 5 herein, the holders of shares of Series F Preferred Stock shall be entitled to receive, and the Corporation shall pay, dividends on shares of Series F Preferred Stock equal (on an as-if-converted-to-Common-Stock basis) to and in the same form as dividends actually paid on shares of the common stock, par value $0.01 per share, of the Corporation (the “Common Stock”), when, as and if such dividends are paid on shares of the Common Stock. No other dividends shall be paid on shares of Series F Preferred Stock, subject to and in accordance with Section 5 herein.

3. RIGHTS ON LIQUIDATION, DISSOLUTION OR WINDING UP, ETC. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (each, a “Liquidation”), no distribution shall be made to the holders of Junior Securities (as defined in Section 6) unless, prior thereto, the holders of such shares of Series F Preferred Stock shall have received the Stated Value per share (the “Liquidation Value”), plus an amount equal to all declared, and accrued but unpaid dividends and distributions thereon to the date of such payment. For the avoidance of any doubt, a Change of Control Transaction (as defined in Section 4(b)(iii) herein) shall not be deemed a Liquidation.

4. RIGHT TO CONVERT.

(a)     Conversion at Option of Holder. At any time and from time to time prior to December 31, 2038 (the “Maturity Date”), the Series F Preferred Stock is convertible in whole or in part, at the option of the holder of the Series F Preferred Stock, into shares (the “Conversion Shares”) of Common Stock upon surrender of the Series F Preferred Stock, at the office of the Corporation, accompanied by a written notice of conversion in a form reasonably satisfactory to the Corporation, duly executed by the registered holder or its duly authorized attorney. The Series F Preferred Stock shall be convertible at any time into shares of Common Stock in such amount equal to (a) the Stated Value divided by $20.00 (the “Base Conversion Price”) (subject to the adjustments as provided for in Section 5 herein), multiplied by (b) the number of shares of Series F Preferred Stock being converted. In the event the Series F Preferred Stock is converted in part, the Corporation shall deliver a new certificate of like tenor in the amount equal to the remaining balance of the Series F Preferred Stock after giving effect to such partial conversion. Following any conversion of the Series F Preferred Stock, the holder of the Conversion Shares received in connection with such conversion shall be entitled to receive any dividends that were declared but unpaid at the time of such conversion if and to the extent that such holder would have been entitled to receive such dividend under Section 2 had the conversion not occurred.

(b)    Mandatory Conversion.

(i)Unless the holder has given notice of conversion pursuant to Section 4(a) prior to the Maturity Date, each Series F Preferred Stock that is outstanding on the Maturity Date shall automatically be converted into that number of shares of Common Stock determined by dividing the Stated Value of such share of Series F Preferred Stock by the volume-weighted average price for a share of Common Stock as displayed under the heading “Bloomberg VWAP” on Bloomberg page “NYNY <equity> AQR” for the ninety (90) consecutive Trading Days ending on the Trading Day immediately prior to the Maturity Date. As used herein, “Trading Day” means a day on which national stock exchanges are open for trading.

(ii)In the event of a Change of Control Transaction, each share of Series F Preferred Stock shall automatically be converted into that number of shares of Common Stock determined by dividing the Stated Value of such share of Series F Preferred Stock by the per share consideration being offered to any holder of Common Stock in connection with any such Change of Control Transaction. Following any such conversion, the holder of the Conversion Shares received in connection with such conversion shall be entitled to participate in such Change of Control Transaction and to receive the same per share consideration, in both amount and form, that any other holder of Common Stock is entitled to receive as a result of such Change of Control Transaction. The Corporation shall provide the holder of the Series F Preferred Stock with notice of any such proposed Change of Control Transaction prior to the record date (or effective date, as the case may be) for such transaction and such holder shall have the right to provide a written notice of conversion pursuant to Section 4(a) at any time prior to the record date (or effective date, as the case may be) relating to such Change of Control Transaction.

(iii)As used herein, “Change of Control Transaction” means the occurrence after the date hereof of:
(I)         A tender offer (or series of related offers) shall be made and consummated for the ownership of 50% or more of the outstanding voting securities of the Corporation, unless as a result of such tender offer more than 50% of the outstanding voting securities of the surviving or resulting corporation or entity shall be owned in the aggregate by (A) the stockholders of the Corporation (as of the time immediately prior to the commencement of such offer), or (B) any employee benefit plan of the Corporation or its subsidiaries, and their affiliates;

(II)        The Corporation shall be merged or consolidated with another corporation, unless as a result of such merger or consolidation more than 50% of the outstanding voting securities of the surviving or resulting corporation or entity shall be owned in the aggregate by (A) the stockholders of the Corporation (as of the time immediately prior to such transaction); provided, that a merger or consolidation of the Corporation with another company which is controlled by persons owning more than 50% of the outstanding voting securities of the Corporation shall constitute a Change of Control Transaction unless the Board of Directors, in its discretion, determines otherwise, or (B) any employee benefit plan of the Corporation or its subsidiaries, and their affiliates; or

(IV)       A Person (as defined below) shall acquire 50% or more of the outstanding voting securities of the Corporation (whether directly, indirectly, beneficially or of record), unless as a result of such acquisition more than 50% of the outstanding voting securities of the surviving or resulting corporation or entity shall be owned in the aggregate by (A) the stockholders of the Corporation (as of the time immediately prior to the first acquisition of such securities by such Person), or (B) any employee benefit plan of the Corporation or its subsidiaries, and their affiliates. As used herein, “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof; however, a Person shall not include (A) the Corporation or any of its subsidiaries; (B) a trustee or other fiduciary holding securities under an employee benefit plan of the Corporation or any of its subsidiaries; (C) an underwriter temporarily holding securities pursuant to an offering of such securities; or (D) a corporation owned, directly or indirectly, by the stockholders of the Corporation in substantially the same proportion as their ownership of stock of the Corporation.

(c)    Share Reserve. So long as any shares of Series F Preferred Stock are outstanding, the Corporation shall reserve and keep available out of its duly authorized but unissued shares of Common Stock such number of Common Stock and other securities as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series F Preferred Stock.

5.    CERTAIN ADJUSTMENTS; ADDITIONAL RIGHTS.

(a)    Stock Dividends and Stock Splits. If the Corporation, at any time while this Series F Preferred Stock is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions that is payable in shares of Common Stock on shares of Common Stock or any other Common Stock Equivalents (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation upon conversion of, or payment of a dividend on, this Series F Preferred Stock), (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (iv) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Corporation, then the applicable conversion price shall be (a) multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Corporation) outstanding immediately before such event, and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event or (b) as otherwise customarily calculated in accordance with any similar calculations previously agreed to by the parties consistent with their past practice. Any adjustment made pursuant to this Section 5(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re classification.

(b) Subsequent Rights Offerings. If at any time the Corporation grants, issues or sells any Common Stock or rights to purchase stock, warrants, securities or other property pro rata to all (or substantially all) of the record holders of any class of shares of Common Stock (the “Purchase Rights”), then each holder of Series F Preferred Stock will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such holder could have acquired if such holder had held the number of shares of Common Stock acquirable upon complete conversion of such holder’s Series F Preferred Stock immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

6. RANK. The Series F Preferred Stock shall rank, with respect to the rights, preferences and privileges, including but not limited to the distribution of assets, senior to all classes or series of equity securities of the Corporation (the “Junior Securities”) except the Series B Preferred Stock, par value $.01 per share, of the Corporation, which is and shall remain senior in all respects to the Series F Preferred Stock.

7. VOTING RIGHTS. The holders of Series F Preferred Stock shall be entitled to notice of all stockholders’ meetings in accordance with the By-laws of the Corporation and to vote on all matters submitted to the vote of the holders of Common Stock on an as-converted basis and not as a separate class, except as required by law. Each share of Series F Preferred Stock shall represent such number of votes as shall equal the number of shares of Common Stock into which such share is convertible at such time in accordance with the provisions of Section 4 hereof; provided, that the Corporation shall not, without the affirmative vote of the holders of a majority of the then-outstanding shares of the Series F Preferred Stock, voting together as a single class and without a separate vote of the holders of Common Stock, amend its Certificate of Incorporation, this Certificate or the by-laws of the Corporation in any manner to increase or decrease the number of authorized shares of Common Stock or in any manner that would otherwise adversely affect the rights, preferences or privileges of the holders of the Series F Preferred Stock; and provided, further, that any such increase or decrease to the number of authorized shares of Common Stock referenced in the foregoing proviso shall be subject to the Corporation’s obligation to maintain sufficient authorized shares of Common Stock to meet any reasonably foreseeable event pursuant to which the then-outstanding shares of Series F Preferred Stock would be convertible pursuant to Section 4.

8. MISCELLANEOUS.

(a)Amendments in Writing. Except as otherwise provided herein, the provisions of the Series F Preferred Stock may be amended and the Corporation may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Corporation has obtained the written consent of the holders representing at least a majority of the outstanding Series F Preferred Stock.

(b)Stamp or Transfer Tax. The Corporation will pay any documentary stamp or transfer taxes attributable to the initial issuance of the Common Stock issuable upon the conversion of the Series F Preferred

Stock; provided, however, that the Corporation shall not be required to pay any tax or taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificates for the Common Stock in a name other than that of the holder of Series F Preferred Stock in respect of which such Common Stock is issued, and in such case the Corporation shall not be required to issue or deliver any certificate for the Common Stock until the person requesting the same has paid to the Corporation the amount of such tax or has established to the Corporation's satisfaction that such tax has been paid.

(c)Mutilated, Lost, Stolen or Destroyed Certificate. In case the Series F Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall issue and deliver in exchange and substitution for and upon cancellation of the mutilated certificate, or in lieu of and substitution for the certificate, mutilated, lost, stolen or destroyed, a new certificate of like tenor and representing an equivalent right or interest, but only upon receipt of evidence reasonably satisfactory to the Corporation of such loss, theft or destruction and an indemnity or bond, if requested, also reasonably satisfactory to it.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations, Preferences and Rights to be signed in its name and on its behalf on this 5th day of November, 2018 by a duly authorized officer of the Corporation.

EMPIRE RESORTS, INC.

By:  _/s/ Ryan Eller_________________
Name: Ryan Eller
Title: President and Chief Executive Officer